Exhibit 99

March 27, 2013 CONTACT: Steven S. Sintros, Vice President & CFO	For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FISCAL 2013 SECOND QUARTER RESULTS

Wilmington, MA (March 27, 2013) -- UniFirst Corporation (NYSE: UNF) today announced results for its second fiscal quarter, which ended February 23, 2013. Revenues were $334.3 million, up 7.9% from $310.0 million in the year ago period. Net income was $26.6 million ($1.33 per diluted share), up 38.8% compared to $19.2 million ($0.96 per diluted share) reported in the year ago period.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “Our excellent results for the first half of the year are due to strong execution in all facets of our operations. We are very pleased with these results, particularly as we have been faced with a challenging economic environment. Businesses remain hesitant to add new costs, including new employees who are potential wearers of our uniforms.”

Second quarter revenues in the Core Laundry Operations were $301.6 million, up 8.8% from those reported in the prior year’s second quarter. Excluding the effect of acquisitions and a stronger Canadian dollar, revenues grew 8.3%. Revenues in this segment were positively affected in the period by the impact of a customer related specialty merchandise buyout that added approximately 0.8% to the organic growth. This segment’s income from operations increased 46.9% year to year and its operating margin expanded to 13.4% from 9.9%. Excluding the impact of the merchandise buyout discussed above, this segment’s second quarter operating margin would have been 12.9% and diluted earnings per share would have been $1.27. Increased profitability in this segment was primarily the result of improved operating leverage that came with our strong revenue growth. Expenses related to merchandise, energy, payroll and other costs related to our plant operations were all lower as a percentage of revenue compared to the prior year.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $22.6 million, down 3.9% from $23.5 million in the second quarter of fiscal 2012. This segment had income from operations for the quarter of $1.3 million down from $2.6 million in the same quarter a year ago. These results were impacted by a weaker than anticipated performance from this segment’s European operations as well as the completion of two large projects in the latter part of fiscal 2012.

UniFirst continues to maintain a solid balance sheet and financial position. Cash and cash equivalents at the end of the quarter totaled $163.3 million, up from $120.1 million at the end of fiscal 2012. Cash provided by operating activities for the first half of the year was $92.5 million, up 53.1% compared to $60.4 million for the first half of fiscal 2012. The improved cash flows were primarily the result of higher earnings as well as lower cash outflows related to working capital. At the end of the quarter, total debt was $110.8 million, or 10.4% of total capital.

Outlook

Mr. Croatti continued, “Based on the strength of the first half and our current outlook for the remainder of the year, we are increasing our previously communicated guidance. We project our fiscal 2013 revenues to be between $1.344 billion and $1.354 billion and diluted earnings per share to be between $5.65 and $5.80. Our guidance assumes no further deterioration of the U.S. economy and also includes one extra week of operations in our fourth quarter due to the timing of our fiscal calendar.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,000 Team Partners who serve more than 240,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 25, 2012 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended		Twenty-six weeks ended
	February 23,	February 25,	February 23,	February 25,
(In thousands, except per share data)	2013 (2)	2012 (2)	2013 (2)	2012 (2)

Revenues	$334,306	$309,959	$666,875	$622,984

Operating expenses:
Cost of revenues (1)	208,421	201,437	409,972	396,576
Selling and administrative expenses (1)	65,817	61,197	130,105	120,321
Depreciation and amortization	17,179	16,489	33,950	32,897
Total operating expenses	291,417	279,123	574,027	549,794

Income from operations	42,889	30,836	92,848	73,190

Other (income) expense:
Interest expense	400	555	860	1,128
Interest income	(924)	(749)	(1,691)	(1,380)
Exchange rate loss (gain)	198	(56)	38	571
	(326)	(250)	(793)	319

Income before income taxes	43,215	31,086	93,641	72,871
Provision for income taxes	16,573	11,890	36,239	27,873

Net income	$26,642	$19,196	$57,402	$44,998

Income per share – Basic
Common Stock	$1.40	$1.01	$3.02	$2.38
Class B Common Stock	$1.12	$0.81	$2.42	$1.90

Income per share – Diluted
Common Stock	$1.33	$0.96	$2.86	$2.26

Income allocated to – Basic
Common Stock	$20,963	$15,081	$45,155	$35,341
Class B Common Stock	$5,209	$3,765	$11,233	$8,832

Income allocated to – Diluted
Common Stock	$26,196	$18,863	$56,440	$44,213

Weighted average number of shares outstanding – Basic
Common Stock	14,962	14,873	14,943	14,856
Class B Common Stock	4,647	4,640	4,647	4,640

Weighted average number of shares outstanding – Diluted
Common Stock	19,747	19,605	19,714	19,575

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	February 23, 2013 (1)	August 25, 2012
Assets
Current assets:
Cash and cash equivalents	$163,279	$120,123
Receivables, net	146,368	135,327
Inventories	74,386	75,420
Rental merchandise in service	129,697	138,284
Prepaid and deferred income taxes	12,785	12,785
Prepaid expenses	8,143	5,741

Total current assets	534,658	487,680

Property, plant and equipment:
Land, buildings and leasehold improvements	369,819	355,568
Machinery and equipment	450,767	425,274
Motor vehicles	145,090	141,370

	965,676	922,212
Less - accumulated depreciation	532,500	510,008
	433,176	412,204

Goodwill	288,674	288,137
Customer contracts and other intangible assets, net	46,101	50,531
Other assets	2,412	1,982

	$1,305,021	$1,240,534

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$110,686	$6,831
Accounts payable	49,055	52,340
Accrued liabilities	84,252	78,174
Accrued income taxes	5,621	8,180

Total current liabilities	249,614	145,525

Long-term liabilities:
Long-term debt, net of current maturities	155	100,155
Accrued liabilities	44,230	43,420
Accrued and deferred income taxes	54,725	54,509

Total long-term liabilities	99,110	198,084

Shareholders' equity:
Common Stock	1,512	1,506
Class B Common Stock	488	488
Capital surplus	48,814	42,984
Retained earnings	900,652	844,676
Accumulated other comprehensive income	4,831	7,271

Total shareholders' equity	956,297	896,925

	$1,305,021	$1,240,534

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended
	February 23,	February 25,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012 (1)	Change	Change

Core Laundry Operations	$301,629	$277,247	$24,382	8.8%
Specialty Garments	22,593	23,501	(908)	-3.9
First Aid	10,084	9,211	873	9.5
Consolidated total	$334,306	$309,959	$24,347	7.9%

	Twenty-six weeks ended
	February 23,	February 25,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012 (1)	Change	Change

Core Laundry Operations	$596,189	$549,520	$46,669	8.5%
Specialty Garments	50,477	53,769	(3,292)	-6.1
First Aid	20,209	19,695	514	2.6
Consolidated total	$666,875	$622,984	$43,891	7.0%

Income from Operations

	Thirteen weeks ended
	February 23,	February 25,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012 (1)	Change	Change

Core Laundry Operations	$40,327	$27,449	$12,878	46.9%
Specialty Garments	1,275	2,576	(1,301)	-50.5
First Aid	1,287	811	476	58.8
Consolidated total	$42,889	$30,836	$12,053	39.1%

	Twenty-six weeks ended
	February 23,	February 25,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012 (1)	Change	Change

Core Laundry Operations	$84,855	$62,431	$22,424	35.9%
Specialty Garments	5,979	9,142	(3,163)	-34.6
First Aid	2,014	1,617	397	24.6
Consolidated total	$92,848	$73,190	$19,658	26.9%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Twenty-six weeks ended (In thousands)	February 23, 2013 (1)	February 25, 2012 (1)
Cash flows from operating activities:
Net income	$57,402	$44,998
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	29,000	27,550
Amortization of intangible assets	4,950	5,347
Amortization of deferred financing costs	119	119
Share-based compensation	3,697	3,701
Accretion on environmental contingencies	271	316
Accretion on asset retirement obligations	331	316
Deferred income taxes	77	362
Changes in assets and liabilities, net of acquisitions:
Receivables	(11,194)	(11,698)
Inventories	1,108	(1,348)
Rental merchandise in service	8,461	(10,246)
Prepaid expenses	(2,402)	(3,169)
Accounts payable	(3,236)	(1,699)
Accrued liabilities	6,414	1,891
Prepaid and accrued income taxes	(2,480)	4,006
Net cash provided by operating activities	92,518	60,446

Cash flows from investing activities:
Acquisition of businesses	(1,550)	–
Capital expenditures	(50,756)	(34,275)
Other	(72)	(464)
Net cash used in investing activities	(52,378)	(34,739)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	4,054	38,910
Payments on loans payable and long-term debt	(14)	(54,325)
Proceeds from exercise of Common Stock options	2,140	1,914
Payment of cash dividends	(1,424)	(1,418)
Net cash provided by (used in) financing activities	4,756	(14,919)

Effect of exchange rate changes	(1,740)	(254)

Net increase in cash and cash equivalents	43,156	10,534
Cash and cash equivalents at beginning of period	120,123	48,812

Cash and cash equivalents at end of period	$163,279	$59,346

(1) Unaudited